Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 (No. 333-262771) of Nuveen Churchill Private Capital Income Fund of our report dated March 9, 2023 relating to the financial statements of Nuveen Churchill Private Capital Income Fund, which appears in this Registration Statement. We also consent to use in this Registration Statement of our report dated March 9, 2023 relating to the senior securities table of Nuveen Churchill Private Capital Income Fund, which appears in this Registration Statement. We also consent to the references to us under the headings “Consolidated Financial Highlights”, “Senior Securities” and “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York
July 31, 2023